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                     February 21, 2023

       Alex Slusky
       Chief Executive Officer
       Vector Acquisition Corp II
       One Market Street
       Steuart Tower, 23rd Floor
       San Francisco, CA 94105

                                                        Re: Vector Acquisition
Corp II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 9,
2023
                                                            File No. 001-40188

       Dear Alex Slusky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Christian Nagler